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                                                                   Exhibit 10(a)
                        FIRST AMENDMENT TO SECOND AMENDED
                         AND RESTATED LICENSE AGREEMENT
                                    (Canada)

This First Amendment to Second Amended and Restated License Agreement is dated as of August 31, 2001, between TRS Quality, Inc. ("TRS") and InterTAN Canada Ltd. ("ITC").

WHEREAS, TRS and ITC entered into that certain Second Amended and Restated License Agreement on May 1, 2001 (the "Agreement");

WHEREAS, TRS has been requested by ITC to approve a specific form of sublicense of TRS-owned intellectual property from ITC to a third party corporation.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. A new provision, designated as paragraph 3C., shall be added to the Agreement immediately following paragraph 3B thereof, and shall be as follows:

"Attached hereto and made a part of this Agreement is a new Addendum C which sets forth the terms and conditions relating specifically to the authorized sublicense from ITC to The Brick Warehouse Corporation regarding certain intellectual property rights owned by TRS."

2. All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to be effective as of the day and year first above written.

                                            TRS QUALITY, INC.

                                            By: /s/ Joel H. Tiede
                                                ------------------
                                                Joel H. Tiede
                                            Title: President

                                            INTERTAN CANADA LTD.

                                            By: /s/ Jeffrey A. Losch
                                                ---------------------
                                                Jeffrey A. Losch
                                            Title: Vice President & Secretary


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                                   Addendum C

       InterTAN Canada Ltd. Sublicense to The Brick Warehouse Corporation

General Statement
-----------------

ITC has, as of the date hereof, entered into with The Brick Warehouse Corporation ("Brick") that certain Agreement (the "ITC/Brick Agreement").

The ITC/Brick Agreement contemplates the grant of certain sublicense rights from ITC to Brick relating to the use of certain intellectual property rights owned by TRS Quality, Inc. (the "RadioShack Marks") and licensed from TRS to ITC under the Second Amended and Restated License Agreement dated May 1, 2001 (as hereby amended) between such parties (the "Agreement"). TRS is willing to authorize the contemplated sublicense from ITC to Brick on the terms and conditions as specified below, which shall each be in addition to any of the terms and conditions of the Agreement. Any capitalized term used herein which is not otherwise defined shall have the meaning as set forth in the Agreement.

Sublicense Terms and Conditions
-------------------------------

1. ITC is hereby authorized to grant to Brick a sublicense to use the RadioShack Marks as contemplated under the ITC/Brick Agreement, the form and content of which has been approved by TRS. ITC agrees to use its best efforts to police Brick's use of the RadioShack Marks consistent with its current obligations under the Agreement.

2. ITC shall have no rights of further sublicense to any party other than Brick. ITC shall have no right to assign its interest under the ITC/Brick Agreement, nor shall ITC permit Brick to assign its rights under the ITC/Brick Agreement, unless and until the prior written consent of TRS is obtained. TRS may withhold such consent, in either event, with or without cause in its sole discretion.

3. As contemplated under the ITC/Brick Agreement, any time ITC and Brick determine in the future to jointly make decisions regarding, among other things, the use of product tagging or labeling, graphical depictions, taglines, promotional materials, etc., which involve in any manner the use of a RadioShack Mark, ITC shall seek the prior written approval of TRS, unless it is clear to ITC under all of the relevant circumstances, that such proposed usage of any RadioShack Mark is in full accordance with TRS's then current Graphics Standards Manual and the Agreement. In the event ITC is required to obtain TRS's prior written approval, TRS will respond to ITC in a prompt manner, which in any event will not exceed three (3) business days after TRS's receipt of ITC's written request for such approval.

4. TRS, acting itself or through its parent corporation, RadioShack Corporation, shall have the right to audit such books and records of ITC from time to time upon reasonable request and prior notice, relating to (i) the performance of ITC under the ITC/Brick Agreement with respect to ITC's obligations thereunder to prevent the shipment by ITC

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     or Brick of any consumer electronics products (whether private label or nationally branded) from Canada into the United States, including in the District of Columbia, Puerto Rico and the U.S. Virgin Islands; (ii) the gross sales recorded by ITC as a result of the transactions contemplated under the ITC/Brick Agreement; and (iii) the proper usage of the RadioShack Marks in ITC's advertising and packaging.

5. TRS may revoke ITC's right to sublicense the RadioShack Marks to Brick at any time, with immediate effect and without any liability therefor in any manner whatsoever, upon the occurrence of the following:

     (i) TRS's discovery that consumer electronic product has been or is being shipped into the territories identified in 4(i) above in violation of the terms of the ITC/Brick Agreement;

     (ii) TRS's discovery of any under-reporting by ITC of its gross sales generated under the ITC/Brick Agreement; or

    (iii) ITC permits the persistence of an uncured breach, either by ITC or by Brick, under the ITC/Brick Agreement which directly or indirectly relates to or has an effect on any RadioShack Mark as determined in TRS's sole discretion, acting reasonably.

6. Any breach by ITC of the terms and conditions of this Addendum C may, in TRS's sole discretion, be deemed to constitute a breach of the Agreement.

7. ITC agrees to further indemnify and hold harmless TRS and those other entities or persons identified in Section 26 of the Agreement, to the fullest extent provided in the indemnity provisions of Section 26 of the Agreement, for any breach by Brick of any provisions of the ITC/Brick Agreement.

8. To clarify the understanding and intentions of TRS and ITC, it is agreed that the gross sales generated by ITC under the ITC/Brick Agreement shall be subject to the royalty payment contemplated in Section 5 of the Agreement.

This Addendum C is dated as of August 31, 2001
     ----------

TRS QUALITY, INC.                             INTERTAN CANADA LTD.

By: /s/ Joel H. Tiede                         By: /s/ Jeffrey A. Losch
    -----------------                             ---------------------
Title: President                              Title: Vice President & Secretary